Exhibit (a)(5)(xii)

Fox Business Interview with Boaz Weinstein, March 23, 2026.

Liz Claman:

How does an investor take advantage of these moves? Saba Capital is a $6 billion hedge fund focused on market crash hedges and credit trades that profit when the market breaks. Founder Boaz Weinstein identified the London whale trade, a massive opportunity to bet against JP Morgan’s credit portfolio back in 2012. He made hundreds of millions of dollars while JP Morgan lost billions, proving that he could outmaneuver even the biggest banks. Joining me now in a Fox Business Exclusive in the here and now is Saba Capital Management Founder and CIO Boaz Weinstein. Wow. I got to know right off the bat, what was a trader like you doing this morning?

Boaz Weinstein:

So I had made plans over the weekend. I was the night before getting ready to buy the market. I asked my execution trader what was happening at 7:02. We get in in the bond market a lot earlier than the stock market and boom, 7:07 the headline comes out and all those plans went to naught because the market went up two plus percent immediately.

Liz Claman:

What were you going to buy?

Boaz Weinstein:

So I was going to add credit risk through credit derivatives and that market, the derviatives market to probably the surprise of some of your listeners, actually trades more than the bond market. So derivatives is where it’s at in credit. Early mornings for sure, and I didn’t get a chance.

Liz Claman:

What about oil? Are you taking any position whatsoever in oil because that’s sort of the pace car of the markets right now?

Boaz Weinstein:

Right. So the market really was pivoting around oil a few days ago. That dependency came down, but still when you think about how chemical companies are going to trade, how the market’s feeling, sustained high prices in oil really upsets President Trump’s idea of having lower interest rates. And so we had had positions in the early part of the month, but we came in flat on the day. I was waiting for oil to spike and maybe I would sell it as Gary Cohn actually suggested two guess ago as a way to take the other side of the fear trade.

Liz Claman:

Well, so it was 99. Isn’t that a spike?

Boaz Weinstein:

It is. If you go back a few weeks, even 89 looks pretty high. But we’re now at a spot where we’re in a choppy market, right? You come in and we’re used to markets last couple of years that trended. Whether it trended higher until the tariffs got announced, then it trended lower. And then since April 2025, the markets were on a gentle trajectory up from S&P from 5,000 to 7,000. And now we have kind of swirling forces, multiple opposing waves, whether it’s oil, higher interest rates, Iran, private credit. And so I think we’re now in a choppy market, one that needs to be traded much more often.

Liz Claman:

How do you spot dislocations translation opportunity, then, in a market like this, which is very fast moving?

Boaz Weinstein:

Right. So we try to look for markets that are pricing in too much optimism. For example, the public credit market, where credit spreads are in general, until very recently, were priced to perfection. We were at the lowest level of credit spreads. So that would be optimism. And then you go look at the managers, the greatest managers for credit in the world. And I would put Blackstone, Apollo and Ares as the Holy Trinity, if you will. And those companies, when you look at their stocks in the last six months, they’re down 40%. So how can we have this world where we can buy pessimism, we can buy the greatest managers down 40 and short optimism near the highs? And that’s kind of the dislocation that I’ve been most focused on.

Liz Claman:

Let’s get some long-term charts, longer term, at least since this private credit insanity started happening. And it’s not even that bad. It is concerning because the Blackstones of the world, BlackRock, even Morgan Stanley, which has a private credit fund, got taken down with the Blue Owl issue. And so where do you think that stands? Because you at Saba have actually made a bid to buy what, about 33% of Blue Owl’s, at least one of the funds, right?

Boaz Weinstein:

Right. So we’ve tried to step in where investors really want their money back, they didn’t realize they were going to get gated, and offer to buy one of the Blue Owl funds at a 33% discount. So it’s marked at a certain level and we want to pay 33% less.

Liz Claman:

And Blue Owl has said they think that you are under offering. They think that that’s terrible. They don’t like you.

Boaz Weinstein:

Well, you know what’s interesting is no one stepped forward with a higher bid. And if you look at Blue Owl’s public products, their BDCs, they are trading at very big discounts. As are the other BDCs, business involving companies that own private credit. What we bid on was a private BDC that has this thing that Cliff Asness called volatility laundering where, so you know evil, hear no evil. You just market at a hundred and never really change the market unless traumatic things happen. Well, investors don’t believe it. They want their money back and too many of them want to get out. And so there’s an opportunity perhaps for us to bid for them just like we bid for public shares.

Liz Claman:

You find out in April, will you come back and let us know how that goes?

Boaz Weinstein:

I would love to.

Fox Business Interview with Boaz Weinstein, March 23, 2026.

Liz Claman:

But do you see any crash in private credit?

Boaz Weinstein:

So there are a number of problems at the same time. We have had four frauds. There was that debate between Jamie Dimon and Blue Owl about was First Brands the only cockroach. Jamie Dimon said no. Right. Then you had Tricolor, exactly. We’ve had two more. And we also have this idea of private credit that it’s first lien, that it’s secured, but so much of the lending was to software companies that don’t have second lien. So it’s first lien, the most secure, but it’s also the most unsecure. It’s called a unitranche. And so there is a problem, which is too much of this was sold to retail investors. The investors are worried, their dividends have been cut. Blackstone actually just marked down the portfolio properly and took a loss for the first month in a very long time. And we have kind of a technical problem. I don’t know if we have a giant fundamental problem, but we have too many people want out.

Liz Claman:

Ex-private credit, do you see any London Whale-type trade?

Boaz Weinstein:

No, that is going to be the London whale type trade. I really believe that there is going to be a very high chance that investors are going to head for the exit and kind of the fear. First, you mentioned Morgan Stanley, Blackstone, we had Cliffwater announcing 14% redemptions. What’s the next quarter going to look like?

Liz Claman:

We find out March 31st of the redemptions of Blue Owl.

Boaz Weinstein:

We do.

Liz Claman:

Are they going to look worse than they already have been?

Boaz Weinstein:

The redemption period is still open and these things feed on themselves. There’s a reflexivity using George Soros’s words of the way that selling can be get selling, marking down the portfolio leads to more selling, which leads to more markdowns. I think their redemption number is going to be very high.

Liz Claman:

Okay. We got to go. But if you had to predict, would Blue Owl eventually say, “Okay, we’ll sell you this at pennies on the dollar?”

Boaz Weinstein:

Oh, it’s not up to them. It’s really more like, do some of the investors need to get out to pay to remodel their home or their kid’s wedding. So we’re there with a bid. If someone has a higher bid, let them show it.

Liz Claman:

It’s great to have you.

Boaz Weinstein:

I’m so glad to be here on your first day of the new set. Thank you for having me.

Liz Claman:

I know your mom, a big Fox business fan, Giselle, is watching, so yay. He did well, right? It’s great to have you. Thank you.

Boaz Weinstein:

Thank you so much.

Liz Claman:

Please come back. I want to see what happens with Blue Owl.